Exhibit 99.(a)(1)(D)

Offer to Purchase for Cash
Up to 26,000,000 Shares of its Common Stock
(Including the Associated Series A Junior Participating Preferred Stock
Purchase Rights)
At a Purchase Price of $45.00 Per Share
by
ENGELHARD CORPORATION

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL
EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JUNE 5, 2006, UNLESS
ENGELHARD EXTENDS THE OFFER.

May 5, 2006

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

     Engelhard Corporation, a Delaware corporation (“Engelhard”), has appointed us to act as the dealer managers in connection with its Offer to Purchase for cash up to 26,000,000 shares of its common stock, par value $1.00 per share (the “Shares”), including the associated Series A Junior Preferred Stock Purchase Rights (the “Rights”), issued under the Rights Agreement, dated as of October 1, 1998, between Engelhard and ChaseMellon Shareholder Services, L.L.C., as Rights Agent, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated May 5, 2006 (the “Offer to Purchase”), and in the related Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the “Offer”). Engelhard is inviting its stockholders to tender their Shares at $45.00 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions of the Offer. Unless the associated Rights are redeemed prior to the expiration of the Offer, a tender of any Shares will also constitute a tender of the associated Rights. Engelhard will not pay any separate consideration for the Rights. The number of Shares to be purchased by Engelhard includes Shares underlying vested stock options with an exercise price of less than $45.00 per Share that may be tendered in the Offer as described in Section 3 of the Offer to Purchase.

     Engelhard will, upon the terms and subject to the conditions of the Offer, pay $45.00 per Share (the “Purchase Price”) for Shares properly tendered and not properly withdrawn pursuant to the terms of the Offer. All Shares properly tendered before the Expiration Date (as specified in Section 1 of the Offer to Purchase) and not validly withdrawn will be purchased by Engelhard at the Purchase Price, net to the seller in cash, without interest, upon the terms and subject to the conditions of the Offer, including the proration and conditional tender provisions thereof. See Section 1 of the Offer to Purchase.

     As described in the Offer to Purchase, if, at the Expiration Date, more than 26,000,000 Shares are poperly tendered and not properly withdrawn, Engelhard will accept Shares for purchase in the following order of priority:

  first, on a pro rata basis from all other stockholders who properly tender Shares at the Purchase Price, other than stockholders who tender conditionally and whose conditions are not satisfied; and
  second, only if necessary to permit Engelhard to purchase 26,000,000 Shares from holders who have tendered Shares subject to the condition that Engelhard purchase a specified minimum number of the holder’s Shares if Engelhard purchases any of the holder’s Shares in the Offer (for which the condition was not initially satisfied) at the Purchase Price by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have tendered all of their Shares.

     The Offer is not conditioned on any minimum number of Shares being tendered. The Offer is, however, subject to other conditions. See Section 7 of the Offer to Purchase.

     Holders of vested but unexercised options to purchase Shares who wish to tender any of such Shares must follow the separate instructions and procedures described in Section 3 of the Offer to Purchase.

     For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	Offer to Purchase, dated May 5, 2006;

2.
Letter to Clients, which you may send to your clients for whom you hold Shares registered in your name or in the name of your nominee, with an Instruction Form provided for obtaining such clients’ instructions with regard to the Offer;

3.	Letter to the stockholders of Engelhard, dated May 5, 2006, from the Chairman of the Board and Chief Executive Officer of Engelhard;

4.
Letter of Transmittal, for your use and for the information of your clients, together with accompanying instructions, Substitute Form W-9, and Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9; and

5.
Notice of Guaranteed Delivery, to be used to accept the Offer in the event that you are un-able to deliver the Share certificates, together with all other required documents, to the depositary before the Expiration Date, or if the procedure for book-entry transfer cannot be completed before the Expiration Date.

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JUNE 5, 2006, UNLESS ENGELHARD EXTENDS THE OFFER.

     No fees or commissions will be payable to brokers, dealers, commercial banks, trust companies or any person for soliciting tenders of Shares under the Offer other than fees paid to the dealer managers and the information agent, as described in the Offer to Purchase. Engelhard will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the enclosed materials to their customers who are beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. Engelhard will pay or cause to be paid any stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, except as otherwise provided in the Offer to Purchase and Letter of Transmittal (see Instruction 7 of the Letter of Transmittal). No broker, dealer, bank, trust company or fiduciary shall be deemed to be either our agent or the agent of Engelhard, the depositary, or the information agent for purposes of the Offer.

     For Shares to be properly tendered pursuant to the Offer, (1) the depositary must timely receive the Share certificates or confirmation of receipt of such Shares under the procedure for book-entry transfer, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees or an “Agent’s Message” (as defined in the Offer to Purchase and the Letter of Transmittal) and any other documents required pursuant to the Offer, or (2) the tendering stockholder must comply with the guaranteed delivery procedures, all in accordance with the instructions set forth in the Offer to Purchase and Letter of Transmittal.

     Stockholders (a) whose Share certificates are not immediately available or who will be unable to deliver to the depositary the certificate(s) for the Shares being tendered and all other required documents before the Expiration Date, or (b) who cannot complete the procedures for book-entry transfer before the Expiration Date, must tender their Shares according to the procedure for guaranteed delivery set forth in Section 3 of the Offer to Purchase.

     Engelhard’s Board of Directors has unanimously approved the Offer and recommends that stockholders tender their Shares into the Offer. However, stockholders must make their own decision as to whether to tender Shares and, if so, how many Shares to tender.

     Please address any inquiries you may have with respect to the Offer to the dealer managers, J.P. Morgan Securities Inc. and Merrill Lynch & Co., or to the information agent, MacKenzie Partners, Inc., at their respective addresses and telephone numbers set forth on the back cover page of the Offer to Purchase.

     You may obtain additional copies of the enclosed material from MacKenzie Partners, Inc. by calling them at: (800) 322-2885.

     Capitalized terms used but not defined herein have the meanings assigned to them in the Offer to Purchase and the Letter of Transmittal.

Very truly yours, J.P. Morgan Securities Inc. Merrill Lynch & Co.

Enclosures

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AN AGENT OF ENGELHARD, THE DEALER MANAGERS, THE INFORMATION AGENT, THE TRUSTEE FOR ANY ENGELHARD EMPLOYEE PLAN, OR THE DEPOSITARY OR ANY AFFILIATE OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.